Approved June 11, 2021

Exhibit 99.1
Arena Pharmaceuticals, Inc.
Non-Employee Director Compensation

Equity Awards
•Annual Equity Awards for continuing directors and new directors:

Stock Options:
Continuing and new directors elected at our annual stockholders’ meeting will be granted $200,000 of economic value in the form of non-qualified stock options to purchase shares of our common stock. The number of stock options awarded will be determined by dividing the ARNA closing price Black-Scholes value on the grant date into the $200,000 grant value. The stock options are granted effective on the date of our annual stockholders’ meeting and vest, subject to the vesting conditions set forth below, in equal monthly installments (except as necessary to avoid vesting of a fractional share) over one year beginning on the one-month anniversary of the date of grant, with the final installment vesting upon the earlier of the one-year anniversary of the grant date or the date of the next annual stockholders’ meeting which is at least 50 weeks after the preceding year’s annual stockholders’ meeting

New directors appointed other than at the annual stockholders’ meeting will be granted a prorated economic value of stock options effective on the date of their appointment. The number of stock options shall be determined by multiplying $200,000 by a fraction, the numerator of which is equal to the number of days the director is expected to provide service during the Board Year (the period commencing on the date of the prior stockholders’ meeting and ending on its one-year anniversary) and the denominator of which is 365. The closing price Black-Scholes value on the day of appointment will be divided into the resulting pro-rata value to determine the number of non-qualified stock options granted. These stock options will vest, subject to the vesting conditions set forth below, in equal monthly installments (except as necessary to avoid vesting of a fractional share) beginning on the one-month anniversary of the date of appointment, with the final installment vesting upon the earlier of the scheduled monthly vesting date or the Company’s next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting.
Restricted Stock Units (RSUs):
Continuing and new directors elected at our annual stockholders’ meeting will also be granted $200,000 in RSUs, with the number of RSUs determined by dividing $200,000 by the closing stock price on the date of grant. The RSUs are granted effective on the date of our annual stockholders’ meeting and vest upon the earlier of the one-year anniversary of the date of grant or the next annual stockholders’ meeting which is at least 50 weeks after the preceding year’s annual stockholders’ meeting, subject to vesting conditions set forth below.

New directors appointed other than at the annual stockholders’ meeting will be granted a prorated amount of the $200,000 RSU award effective on the date of their appointment. The prorated number of RSUs shall be determined by multiplying the equivalent of $200,000 in RSUs, determined based on the closing stock price on the date of grant, by a fraction, the numerator of which is equal to the number of days the Director

Approved June 11, 2021

provides service during the Board Year (the period commencing on the date of the prior stockholders’ meeting and ending on its one-year anniversary) and the denominator of which is 365. These RSUs will vest upon the earlier of the one-year anniversary of the date of grant or the date of the next annual stockholders’ meeting which is at least 50 weeks after the preceding year’s annual stockholders’ meeting, subject to vesting conditions set forth below.
•Inducement Award for new directors:

Stock Options:
New directors will be granted $100,000 of economic value in the form of non-qualified stock options to purchase shares of our common stock. The number of stock options awarded will be determined by dividing the ARNA closing price Black-Scholes value on the grant date into the $100,000 grant value. The stock options are granted effective on the date of their election or appointment and vest over three years in equal monthly installments (except as otherwise necessary to avoid vesting of a fractional share), with vesting beginning on the one-month anniversary of the date of election or appointment and subject to the vesting conditions set forth below.
RSUs:
New directors will also be granted $100,000 in RSUs, determined based on the closing stock price on the date of grant, effective on the date of their election or appointment, vesting in three equal installments (except as otherwise necessary to avoid vesting of a fractional share) on the dates of the next three annual stockholder meetings after grant, beginning with the date of the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, subject to vesting conditions set forth below.
Exercise Price and Vesting
•The exercise price of options shall be the Fair Market Value as defined in the applicable long-term incentive plan.

•In the event of a director’s Separation From Service due to death, Disability, or a Change in Control of Arena that occurs upon or prior to a Separation From Service, all of the director’s options and RSUs become fully vested. In the event of any other Separation From Service, (a) vesting of the options and RSUs is subject to the director’s provision of continued service to Arena through the applicable vesting date, and (b) unvested options and RSUs terminate upon the director’s Separation From Service.

•Additional terms and conditions, including relating to exercise price and vesting, are provided in the applicable long-term incentive plan and grant agreement.
Certain Definitions
•“Change in Control” means an event that is a “Change in Control” as such term is defined in the applicable long-term incentive plan.

•“Director” or “director” as used herein refers only to non-employee directors.

Approved June 11, 2021

•“Disability” is as defined in the applicable long-term incentive plan.

•“Fair Market Value” is as defined in the applicable long-term incentive plan.

•“Separation From Service” means the director has had a separation from service with Arena for purposes of Section 409A of the Internal Revenue Code.

Cash
•Annual retainer for directors: $13,750 per quarter, paid in advance. New directors will receive a prorated amount of the quarterly payment for the quarter within which they are appointed or elected. The proration calculation shall be made for the number of days until the beginning of the next quarter.

•Additional annual retainer for Chair of the Board: An additional $8,750 per quarter, paid in advance. New Chairs will receive a prorated amount of the quarterly payment for the quarter within which they are appointed to such position. The proration calculation shall be made for the number of days until the beginning of the next quarter.

•Annual retainer for committee members (including committee chairs): Committee retainers shall be paid quarterly in advance in 25% increments of the annual amounts. New directors will receive a prorated amount of the payment for the quarter within which they are appointed or elected. The proration calculation shall be made for the number of days until the beginning of the next quarter.

•Audit: $10,000 per year for members; additional $10,000 for chair

•Compensation: $7,500 per year for members; additional $10,000 for chair

•Corporate Governance & Nominating: $5,000 per year for members; additional $5,000 for chair
In addition, our Board of Directors and the Compensation Committee may authorize additional fees for significant work in informal meetings or for other service to us in the recipient’s capacity as a director or committee member. Each non-employee director is also entitled to reimbursement for all of such director’s reasonable out-of-pocket expenses incurred in connection with performing Board business.
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